UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 16, 2011

ATRINSIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 16, 2011, Atrinsic, Inc. (the “Company”) received a notification from the NASDAQ Listing Qualifications Staff (the “Staff”) indicating that, as of June 30, 2011, the Company did not satisfy the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(1) (the “Rule”).  The NASDAQ notice was the result of its review of the Company’s recent filing on Form 10-Q for the period ending June 30, 2011, which reported a stockholders’ deficit of $1,114,000.  The NASDAQ letter has no immediate effect on the listing of the Company’s common stock.

Under NASDAQ’s rules, the Company has 45 calendar days (until September 30, 2011) to submit a plan that defines how the Company will regain compliance with The NASDAQ Capital Market’s continued listing requirements.  If the Company submits a plan and the plan is accepted, NASDAQ can grant an extension of up to 180 days from August 16, 2011 (or February 13, 2012) to establish evidence of compliance.  If the Company’s plan is not accepted and the Company receives a notice that its common stock is being delisted from The NASDAQ Capital Market, the Company may appeal the NASDAQ’s staff’s determination to a Listing Qualifications Panel.

The Company is working diligently to regain compliance with the Rule; however, there can be no assurance that the Staff will grant the Company additional time to complete its plan of compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: August 22 , 2011	By:	/s/ Stuart Goldfarb
Stuart Goldfarb Chief Executive Officer